UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2022

THE AARON’S COMPANY, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-39681	85-2483376
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Galleria Parkway SE, Suite 300 Atlanta, Georgia	30339-3194
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 402-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 per share	AAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement

On April 1, 2022, The Aaron’s Company, Inc., a Georgia corporation (the “Company”), entered into a new unsecured credit facility (the “Credit Facility”) among the Company, Aaron’s, LLC, a wholly owned subsidiary of the Company (“Borrower”), the financial institutions from time to time party thereto, as lenders, and Truist Bank, as administrative agent, which replaces its existing $250 million unsecured credit facility dated as of November 9, 2020 (as amended, the “Existing Credit Facility”). The Credit Facility provides for a $175 million unsecured term loan facility (the “Term Loan”) and a $375 million unsecured revolving credit facility (the “Revolving Facility”), which includes (i) a $35 million sublimit for the issuance of letters of credit on customary terms, and (ii) a $35 million sublimit for swing line loans on customary terms.

Use of Proceeds

On April 1, 2022, Borrower (i) refinanced in full all outstanding obligations under the Existing Credit Facility and (ii) incurred the $175 million Term Loan and $117 million of indebtedness under the Revolving Facility to finance the purchase price for the Acquisition (as defined in Item 2.01 of this Current Report on Form 8-K) and other customary acquisition and financing related closing costs and adjustments. The Company expects that additional borrowings under the Revolving Facility will be used to provide for working capital and capital expenditures, to finance future permitted acquisitions and for other general corporate purposes.

Incremental Facilities

Borrower will have the right from time to time to request to increase the commitments under the Revolving Facility or to increase any existing Term Loan or establish one or more new additional term loans (the “Incremental Facilities”). The aggregate principal amount of all such Incremental Facilities may not exceed the greater of $300 million or 1.0x the Company’s Consolidated EBITDA (as defined in the Credit Facility) for the most recently ended four fiscal quarters.

Interest Rate

Borrowings under the Revolving Facility and the Term Loan bear interest at a rate per annum equal to, at the option of Borrower, (i) the forward-looking term rate based on the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging between 1.50% and 2.25%, based on the Company’s Total Net Debt to EBITDA Ratio (as defined in the Credit Facility), or (ii) the base rate plus an applicable margin, which is 1.00% lower than the applicable margin for SOFR loans.

Maturity and Amortization

The loans and commitments under the Revolving Facility mature or terminate on April 1, 2027.

The Term Loan amortizes in quarterly installments, commencing on December 31, 2022, in an aggregate annual amount equal to (i) 2.50% of the original principal amount of the Term Loan during the first and second years after the closing date, (ii) 5.00% of the original principal amount of the Term Loan during the third, fourth and fifth years after the closing date, with the remaining principal balance of the Term Loan to be due and payable in full on April 1, 2027.

Guarantees

The obligations of Borrower under the Credit Facility are jointly and severally guaranteed by the Company and certain of its existing and future direct and indirect U.S. subsidiaries, subject to customary exclusions for unrestricted subsidiaries and immaterial subsidiaries.

Springing Security

The obligations under the Credit Facility are currently unsecured. In the event that the Total Net Debt to EBITDA Ratio exceeds 1.50 to 1.00 as of the end of any period of four consecutive fiscal quarters (a “Credit Facility Trigger Event”), Borrower, the Company and the other guarantors will be required to provide a first priority perfected lien on substantially all of their respective assets, excluding certain customary excluded assets. If a Credit Facility Trigger Event occurs, the liens securing the obligations under the Credit Facility will be pari passu with liens securing obligations under the Franchise Facility (as defined below).

Certain Covenants and Events of Default

The Credit Facility contains customary financial covenants including (a) a maximum Total Net Debt to EBITDA Ratio of 2.75 to 1.00 and (b) a minimum Fixed Charge Coverage Ratio (as defined in the Credit Facility) of 1.75 to 1.00. Subject to the terms and conditions of the Credit Facility, upon the occurrence of a Qualified Acquisition (as defined in the Credit Facility), (a) the Total Net Debt to EBITDA Ratio may be temporarily increased to 3:00 to 1:00 for a period of four fiscal quarters and (b) the Total Net Debt to EBITDA Ratio, as it relates to a Credit Facility Trigger Event, may be temporarily increased to 2:00 to 1:00 for a period of three fiscal quarters and 1.75 to 1:00 for one fiscal quarter thereafter, in each case, commencing with the fiscal quarter during which such Qualified Acquisition occurs.

In addition, the Credit Facility contains a number of customary negative covenants that, among other matters and subject to certain exceptions, will restrict the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends and other distributions;

•	make investments, loans and advances;

•	engage in transactions with affiliates;

•	sell assets or otherwise dispose of property or assets;

•	alter the business conducted;

•	conduct mergers and engage in other fundamental changes;

•	prepay, redeem or repurchase certain debt; and

•	grant liens.

The Credit Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by the full text of the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Loan Facility Agreement

On April 1, 2022, the Company entered into a new $12.5 million unsecured franchise loan facility (the “Franchise Facility”), among the Company, Borrower, the financial institutions from time to time party thereto, as participants, and Truist Bank, as servicer, which replaces its existing $25 million unsecured franchise loan facility dated as of November 17, 2020.

The Franchise Facility operates as a guarantee by Borrower, the Company and certain of its existing and future direct and indirect U.S. subsidiaries of certain debt obligations of some of the sales and lease ownership franchisees of the Company under a franchise loan program. In the event these franchisees are unable to meet their debt service payments or otherwise experience an event of default, the Company, Borrower and the other guarantors would be unconditionally liable for the outstanding balance of the franchisees’ debt obligations under the franchisee loan program, which would be due in full within 90 days of such event of default.

Interest Rate

Funded participations under the Franchise Loan Facility bear interest at a rate per annum equal to SOFR plus an applicable margin ranging between 1.50% and 2.25%, based on the Company’s Total Net Debt to EBITDA Ratio (as defined in the Franchise Facility).

Termination Date and Extension

The Franchise Facility is available for a period of 364 days commencing on April 1, 2022, and permits Borrower to request extensions for additional 364-day periods.

Guarantees

The obligations of Borrower under the Franchise Facility are jointly and severally guaranteed by the Company and certain of its existing and future direct and indirect U.S. subsidiaries, subject to customary exclusions for unrestricted subsidiaries and immaterial subsidiaries.

Springing Security

The obligations under the Franchise Facility are currently unsecured. In the event that the Total Net Debt to EBITDA Ratio exceeds 1.50 to 1.00 as of the end of any period of four consecutive fiscal quarters (a “Franchise Facility Trigger Event”), Borrower, the Company and the other guarantors will be required to provide a first priority perfected lien on substantially all of their respective assets, excluding certain customary excluded assets. If a Franchise Facility Trigger Event occurs, the liens securing the obligations under the Franchise Facility will be pari passu with liens securing obligations under the Credit Facility.

Certain Covenants and Events of Default

The Franchise Facility contains customary financial covenants including (a) a maximum Total Net Debt to EBITDA Ratio of 2.75 to 1.00 and (b) a minimum Fixed Charge Coverage Ratio (as defined in the Franchise Facility) of 1.75 to 1.00. Subject to the terms and conditions of the Franchise Facility, upon the occurrence of a Qualified Acquisition (as defined in the Franchise Facility), (a) the Total Net Debt to EBITDA Ratio may be temporarily increased to 3:00 to 1:00 for a period of four fiscal quarters and (b) the Total Net Debt to EBITDA Ratio, as it relates to a Franchise Facility Trigger Event, may be temporarily increased to 2:00 to 1:00 for a period of three fiscal quarters and 1.75 to 1:00 for one fiscal quarter thereafter, in each case, commencing with the fiscal quarter during which such Qualified Acquisition occurs.

In addition, the Franchise Facility contains a number of customary negative covenants that, among other matters and subject to certain exceptions, will restrict the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends and other distributions;

•	make investments, loans and advances;

•	engage in transactions with affiliates;

•	sell assets or otherwise dispose of property or assets;

•	alter the business conducted;

•	conduct mergers and engage in other fundamental changes;

•	prepay, redeem or repurchase certain debt; and

•	grant liens.

The Franchise Facility also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

The foregoing description of the Franchise Facility does not purport to be complete and is qualified in its entirety by the full text of the Franchise Facility, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2022, the Company, through its wholly owned subsidiary, Aaron’s Retail Solutions, LLC, a Georgia limited liability company, completed the previously announced acquisition (the “Acquisition”) of all of the issued and outstanding shares of capital stock of Interbond Corporation of America, a Florida corporation (“Interbond”) pursuant to the Stock Purchase Agreement (as may be amended, modified, or supplemented from time to time, the “Agreement”) with Interbond Enterprises, Inc., a Florida corporation, Michael Perlman, in his individual capacity and in his capacity as the Sellers’ Representative, and the other parties thereto. Interbond, doing business as BrandsMart U.S.A., is one of the leading appliance and consumer electronics retailers in the Southeastern U.S.

The Agreement is more fully described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2022, which Item 1.01 is incorporated herein by reference.

The Company funded the aggregate cash purchase price of approximately $230 million paid in connection with the Acquisition with proceeds from the Credit Facility.

On April 1, 2022, the Company issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The financial information required by this Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of February 23, 2022, by and among Aaron’s Retail Solutions, LLC, Interbond Enterprises, Inc., the Sellers named therein and Michael Perlman, in his capacity as the Sellers’ Representative thereunder (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2022).*

10.1	Credit Agreement, dated as of April 1, 2022, among Aaron’s, LLC, as the borrower, The Aaron’s Company, Inc., the several banks and other financial institutions from time to time party thereto and Truist Bank, in its capacity as administrative agent.*

10.2	Loan Facility Agreement and Guaranty, dated as of April 1, 2022, among Aaron’s, LLC, as the sponsor, The Aaron’s Company, Inc., the several banks and other financial institutions from time to time party thereto and Truist Bank, in its capacity as servicer.*

99.1	Press release dated April 1, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AARON’S COMPANY, INC.

Dated: April 1, 2022	By:	/s/ C. Kelly Wall
	Name:	C. Kelly Wall
	Title:	Chief Financial Officer